Exhibit 10.2
EXECUTION COPY

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013
November 9, 2012
Precision Castparts Corp.
4650 S.W. Macadam Avenue, Suite 300
Portland, OR 97239

Attention: Steve Blackmore, Treasurer
Project Pinot
Commitment Letter
Ladies and Gentlemen:
You have advised Bank of America, N.A. (“Bank of America”), Citi (as defined below), Citigroup Global Markets Inc. (“CGMI”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with Bank of America, Citi and CGMI, the “Commitment Parties”, “we” or “us”) that you (the “Borrower”), intend to acquire, directly or indirectly (the “Acquisition”) the entire issued share capital of a company previously identified to us and referred to as “Pinot” (the “Acquired Business”) from its equity holders (the “Sellers”) pursuant to a transaction described on Exhibit A hereto. The Borrower, the Acquired Business and their respective subsidiaries are sometimes collectively referred to herein as the “Companies”. For purposes of this Commitment Letter, “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein.
You have also advised us that you intend to finance the Acquisition, the costs and expenses related to the Transaction (as hereinafter defined) from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) up to $1 billion in a senior unsecured 364-day revolving credit facility of the Borrower (the “364-Day Facility”); and (b) $3,000 million in gross proceeds from the issuance and sale by the Borrower of senior unsecured notes (the “Notes”) or, if the Notes are not issued and sold on or prior to the date of consummation of the Acquisition, $3,000 million in senior unsecured loans (the “Bridge Facility” and, collectively with the 364-Day Facility, the “Facilities”) made available to the Borrower as interim financing to the Permanent Securities (as hereinafter defined). The Acquisition, the Tender Offer (as defined on Exhibit A), the entering into and funding of the 364-Day Facility, the issuance and sale of the Notes or the entering into and funding of the Bridge Facility and all related transactions are hereinafter collectively referred to as the “Transaction.” The date of consummation of the Acquisition is referred to as the “Closing Date.” The date that this Commitment Letter is accepted by the Borrower is referred to as the “Commitment Date”.
1.Commitments. In connection with the foregoing, (a) each of Bank of America and Citi is pleased to advise you of its several, and not joint, commitment to each provide the lesser of (x) $150 million (for a total of $300 million) and (y) 15% (for a total of 30%) of the 364-Day Facility (in such capacity, the “Initial 364-Day Lenders”) and Bank of America is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “364-Day Administrative Agent”) for the 364-Day Facility and Citi is pleased to advise you of its willingness to act as a syndication agent for the 364-Day Facility, all upon and subject to the terms and conditions set forth in this letter and

NYDOCS03/956630.6

in Annexes I and III hereto (collectively, the “364-Day Summary of Terms”), (b) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates designated to act in such capacity, “MLPFS”) and CGMI is pleased to advise you of its willingness, and you hereby engage MLPFS and CGMI, to act as lead arrangers and bookrunning managers (in such capacity, each a “364-Day Lead Arranger”) for the 364-Day Facility, and in connection therewith to form a syndicate of lenders for the 364-Day Facility (collectively, the “364-Day Lenders”) satisfactory to you, including Bank of America and Citi, (c) each of Bank of America and Citi is pleased to advise you of its several, and not joint, commitment to each provide $1,500 million (for a total of $3,000 million) of the Bridge Facility (in such capacity, each an “Initial Bridge Lender” and, together with the Initial 364-Day Lenders, the “Initial Lenders”) and Bank of America is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent” and, together with the 364-Day Administrative Agent, the “Administrative Agents”) for the Bridge Facility and Citi is pleased to advise you of its willingness to act as sole syndication agent for the Bridge Facility, all upon and subject to the terms and conditions set forth in this letter and in Annexes II and III hereto (collectively, the “Bridge Summary of Terms” and, together with the 364-Day Summary of Terms, the “Summaries of Terms” and, together with this letter agreement, the “Commitment Letter”) and (d) each of MLPFS and CGMI is also pleased to advise you of its willingness, and you hereby engage each of MLPFS and CGMI, to act as the exclusive lead arrangers and exclusive bookrunning managers (in such capacity, each a “Bridge Lead Arranger”; MLPFS and CGMI acting in their capacity as 364-Day Lead Arrangers and/or Bridge Lead Arrangers are sometimes referred to herein as the “Lead Arrangers”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders for the Bridge Facility (collectively, the “Bridge Lenders” and, together with the 364-Day Lenders, the “Lenders”) satisfactory to you, including Bank of America and Citi. It is understood and agreed that Bank of America and MLPFS will have “lead left” placement on all marketing materials relating to the Facilities and will perform the duties and exercise the authority customarily performed and exercised by them in such role. No additional agents, co-agents or Commitment Parties will be appointed, no other titles awarded and no compensation (except as set forth in this Commitment Letter) will be paid, without the consent of the Commitment Parties, such consent not to be unreasonably withheld or delayed; provided, that the Borrower reserves the right to appoint Wells Fargo Securities, LLC and Wells Fargo Bank, National Association, respectively, to act as a Lead Arranger, joint bookrunning manager and/or agent for the 364-Day Facility. The commitments of the Initial Lenders in respect of the Facilities and the undertaking of the Lead Arrangers to provide the services described herein are subject to the satisfaction of each of the conditions precedent set forth in Section 5 hereof and Annex III hereto. You may terminate and/or reduce the commitments, on a pro rata basis, upon written notice to the Lead Arrangers. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms.
2.    Syndication. The Lead Arrangers intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letters (as hereinafter defined), and the several commitments of the Commitment Parties hereunder regarding the Bridge Facility shall be reduced dollar-for-dollar on a pro rata basis as and when corresponding commitments are received from the Bridge Lenders. You agree to actively assist the Lead Arrangers in achieving a syndication of each such Facility that is satisfactory to you and the Lead Arrangers. Such assistance shall include (a) your providing and causing your advisors to provide the Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by you, your advisors, or on your behalf, relating to the Transaction (including the Projections (as hereinafter defined)), (b) your preparation, within 30 days of the date hereof, of an information memorandum with respect to each of the Facilities in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arrangers (each, an “Information Memorandum”) and other materials to be used

NYDOCS03/956630.6    -2-

in connection with the syndication of each such Facility (collectively with the Summaries of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined)), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships and (d) your otherwise assisting the Lead Arrangers in their syndication efforts.
You further agree that you shall not syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt of the Borrower (other than the Facilities, the Notes, other financings the proceeds of which are used to refinance the Bridge Facility, and bilateral lines of credit in an aggregate amount of up to $500,000,000), without the prior written consent of the Lead Arrangers (it being understood that this covenant shall survive the Closing Date until the Successful Syndication (as defined in the Joint Fee Letter) of the Bridge Facility).
It is understood and agreed that the Lead Arrangers will manage and advise you on all aspects of the syndication of the Facilities, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Summaries of Terms and in the Joint Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be mutually agreed to between you and the Lead Arrangers (including, but not limited to, distribution as specified in the Fee Letters).
3.    Information Requirements. You hereby represent, warrant and covenant that, and if in respect of the Acquired Business, to your knowledge that (a) all information, other than Projections (as defined below), that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives in connection with any aspect of the Transaction (the “Information”), is and will be, and if otherwise made available, is and will be, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which the statements were made and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives (the “Projections”), and if otherwise made available, have been or will be, prepared in good faith based upon reasonable assumptions (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if at any time prior to the Closing Date and, if requested by us, for an up to 30-day period thereafter as is necessary to complete the syndication of the Facilities any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct at such time. In issuing this commitment and in arranging and syndicating each of the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof. The Information and Projections provided to the Lead Arrangers prior to the date hereof are hereinafter referred to as the “Pre-Commitment Information”.
You acknowledge that the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information, the Projections,

NYDOCS03/956630.6    -3-

the Summaries of Terms and any additional summary of terms prepared for distribution to Lenders (collectively, the “Information Materials”) on SyndTrak or another similar electronic system. In connection with the syndication of the Facilities, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing. You agree, however, that the Credit Documentation (as hereinafter defined) will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.
4.    Fees and Indemnities.
(a)    You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Joint Fee Letter”) and the separate fee letter addressed to you dated the date hereof from Bank of America (the “Administrative Fee Letter” and together with the Joint Fee Letter, the “Fee Letters”). You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, as counsel to the Lead Arrangers, the 364-Day Administrative Agent, the Bridge Administrative Agent and the Initial Lenders) incurred in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby whether or not the Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under either of the Facilities. You acknowledge that we may receive a benefit from any of such counsel in connection with unrelated matters, including without limitation, a discount, credit or other accommodation, based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.
(b)    You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or material breach of its obligations under this Commitment Letter or the Fee Letters. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Sellers, the Acquired Business or your or their subsidiaries or affiliates or to your or their respective equity holders or creditors

NYDOCS03/956630.6    -4-

or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or material breach of its obligations under this Commitment Letter or the Fee Letters. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Facilities, on a several, and not joint, basis with any other Lender, and that such liability shall only arise to the extent damages have been caused by breach of the Commitment Parties’ respective obligations hereunder to negotiate in good faith the Credit Documentation on the terms set forth in this Commitment Letter and the Fee Letters, as determined in a final, non-appealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from such Indemnified Party’s gross negligence or willful misconduct or material breach of its obligations under this Commitment Letter as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission.
5.    Conditions to Financing. The commitment of the Initial 364-Day Lenders in respect of the 364-Day Facility, the commitment of the Initial Bridge Lenders in respect of the Bridge Facility and the undertaking of the Lead Arrangers to provide the services described herein are subject to the satisfaction of each of the conditions set forth in Annex III hereto and each of the following conditions precedent in a manner acceptable to the Lead Arrangers: (a) the negotiation, execution and delivery of definitive documentation with respect to each such Facility consistent with this Commitment Letter and the Fee Letters, customary for transactions of such type and otherwise reasonably satisfactory to the Lead Arrangers and the Lenders under the Facilities (the “Credit Documentation”); (b)  none of the Commitment Parties shall become aware after the date hereof of any information, or any event, development or change that, in our reasonable judgment, is inconsistent in a material and adverse manner with the Pre-Commitment Information; (c) the satisfaction of all other conditions and requirements in this Commitment Letter and the Fee Letters; and (d) in the case of the 364-Day Facility, commitments shall have been received from 364-Day Lenders for the remaining 70% of the 364-Day Facility.
Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (i) the only conditions relating to the Acquired Business, its subsidiaries and its businesses which are conditions to the availability of the Facilities shall be the Conditions to the Offer as set forth in Annex A to the the Acquisition Agreement (as defined on Exhibit A) made with respect to the Acquired Business and its subsidiaries that are material to the interests of the Lenders (specifically excluding any material business or financial aspects with respect to the Acquired Business), but only to the extent that you have the right to terminate your obligations under the Tender Offer, or to decline to consummate the Acquisition pursuant to the Tender Offer, as a result of a failure to satisfy such conditions in the Tender Offer (the “Tender Offer Conditions”) and (ii) the only representations relating to the Borrower, its subsidiaries and its businesses the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be the Specified Representations (as hereinafter defined). For

NYDOCS03/956630.6    -5-

the avoidance of doubt, the only conditions to the availability of the Facilities on the Closing Date shall be those set forth in this Section 5 and on Annex III hereto. For purposes hereof, “Specified Representations” means the representations and warranties relating to corporate status, corporate power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts with or consents under laws (other than consents that have been obtained), charter documents or material agreements that would be reasonably likely to result in a Material Adverse Effect (as such term is defined in Annex III), absence of litigation with respect to the Facilities or the Notes, Federal Reserve margin regulations, the U.S.A. Patriot Act and the Investment Company Act.
6.    Confidentiality and Other Obligations. This Commitment Letter and the Fee Letters and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your affiliates and to your and your affiliates’ respective accountants, attorneys and other professional advisors who need to know such information in connection with the Transaction and are informed of the confidential nature of such information and who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party), (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform us promptly thereof), (iii) this Commitment Letter and the Fee Letters (redacted in a manner reasonably satisfactory to us) may be disclosed on a confidential basis to the board of directors and advisors of the Acquired Business in connection with their consideration of the Transaction, and (iv) this Commitment Letter (but not the Fee Letters) may be disclosed in such filings as the Borrower may determine is advisable to comply with the requirements of the U.S. Securities and Exchange Commission and the other applicable regulatory authorities. Notwithstanding any other provision in this Commitment Letter, each Commitment Party hereby confirms that you and your affiliates, and your and your affiliates’ respective officers, directors, employees, advisors, agents and representatives, will not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Facilities.
The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any ratings agency or any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (including without limitation in the course of inspections, examinations or inquiries by federal or state government agencies, regulatory agencies, self-regulatory agencies and rating agencies), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, and the Commitment Parties’ and their affiliates’ employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information and who agree to be bound by or are otherwise directed to comply with the terms of this paragraph (or language no less restrictive than the language in this paragraph or as otherwise reasonably acceptable to you and the applicable Commitment Party), (v) for purposes of establishing any defense available under state and federal

NYDOCS03/956630.6    -6-

securities laws including without limitation a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, or (viii) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the third anniversary of the date hereof.
You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information

NYDOCS03/956630.6    -7-

includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the U.S.A. Patriot Act.
7.    Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the 364-Day Facility and funding of the Bridge Facility.
8.    Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letters by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letters.
Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject to conditions precedent as provided herein. Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation of the Credit Documentation for the purpose of executing and delivering the Credit Documentation substantially simultaneously with the consummation of the Acquisition.
This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.
This Commitment Letter, together with the Fee Letters, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and

NYDOCS03/956630.6    -8-

supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letters may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto or thereto.
This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates or, in consultation with you, to any Lender that is mutually acceptable to you and us. No Lead Arranger shall assign its rights under this Commitment Letter or the Fee Letters as a Lead Arranger in its capacity as such (other than to one of its affiliates) without the prior written consent of each of the parties hereto.
Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter, the Fee Letters, and paying the fees specified in the Joint Fee Letter to be payable within 48 hours of the acceptance of this Commitment Letter with respect to the Facilities by wire transfer of immediately available funds to the respective accounts specified by us, not later than 5:00 p.m. (New York City time) on November 9, 2012, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Facilities if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) March 22, 2013, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the 364-Day Facility and the Bridge Facility, (c) if any event occurs or information becomes available that, in the reasonable judgment of any Commitment Party, results or, with the passage of time, will result in the failure to satisfy any condition set forth in Section 5 or Annex III of this Commitment Letter and (d) the termination of the Tender Offer. In addition, all accepted commitments and undertakings of the Commitment Parties hereunder relating to the 364-Day Facility may be terminated by us if you fail to perform any of your material obligations under this Commitment Letter or any Fee Letter on a timely basis and such failure continues unremedied for a period of 30 days after notice of such failure from the Commitment Parties.
[The remainder of this page intentionally left blank.]

NYDOCS03/956630.6    -9-

We are pleased to have the opportunity to work with you in connection with this important financing.
Very truly yours,
BANK OF AMERICA, N.A.

By:	/s/ Kenneth J. Beck Name: Kenneth J. Beck Title: Director
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Chris Newton Name: Chris Newton Title: Director
CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Susan M. Olsen Name: Susan M. Olsen Title: Authorized Signatory

Project Pinot - Signature Page to Commitment Letter

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:
PRECISION CASTPARTS CORP.

By:	/s/ Steve Blackmore Name: Steve Blackmore Title:VP and Treasurer

Project Pinot - Signature Page to Commitment Letter

ANNEX I
SUMMARY OF TERMS AND CONDITIONS
364-DAY CREDIT FACILITY
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	Precision Castparts Corp., an Oregon corporation (the “Borrower”).

Guarantors:
The 364-Day Facility shall not be guaranteed on the Closing Date (defined below); provided that, after the Closing Date through the payment and satisfaction in full of all obligations under any public notes guaranteed by any of the Borrower’s subsidiaries (the “Public Notes”), if the Borrower or any of its subsidiaries incurs any indebtedness for borrowed money (including, without limitation, commercial paper obligations incurred after the Closing Date) in excess of $250,000,000 at any time in the aggregate above the amount of indebtedness outstanding at any time pursuant to the Public Notes existing on the Closing Date, and such indebtedness is guaranteed by the Borrower or any of its subsidiaries (as applicable) (all such indebtedness, including without limitation the Public Notes existing on the Closing Date, collectively the “Guaranteed Indebtedness”), then each such subsidiary of the Borrower that has guaranteed, or is the borrower or obligor of, the Guaranteed Indebtedness (collectively, the “Guarantors”) shall be required to guarantee the 364-Day Facility during such time as such Guarantor either guarantees, or is the borrower or obligor under, as applicable, such Guaranteed Indebtedness. The Guarantor(s) (if any) shall be released from their obligations in respect of the 364-Day Facility under terms substantially similar to those in the Existing Credit Agreement.  All guarantees will be guarantees of payment and not of collection.

364-Day Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole administrative agent (the “364-Day Administrative Agent”).

Syndication Agent:	An affiliate of Citigroup Global Markets Inc. (the “Syndication Agent”).

Joint Lead Arrangers and Joint Book Managers:
Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Citigroup Global Markets Inc. (“CGMI”) will act as joint lead arrangers and joint book managers (collectively, the “364-Day Lead Arrangers”).

364-Day Lenders:
A syndicate of financial institutions (including Bank of America and an affiliate of CGMI) arranged by the 364-Day Lead Arrangers, which institutions shall be acceptable to the Borrower and the 364-Day Administrative Agent (collectively, the “364-Day Lenders”).

364-Day Facility:	An up to $1,000,000,000 364-day revolving credit facility (the “364-Day Facility”).

Purpose:	The proceeds of the 364-Day Facility shall be for acquisitions and other lawful corporate purposes of the Borrower and its subsidiaries.

Annex I-1

Interest Rates:
The interest rates per annum applicable to the 364-Day Facility will be, at the option of the Borrower (i) LIBOR plus the Applicable Margin (as hereinafter defined) or (ii) the Base Rate plus the Applicable Margin. The Applicable Margin means (x) if the Borrower’s non-credit enhanced, senior unsecured long-term debt is rated A2 by Moody’s Investors Service, Inc. or A by S&P (hereinafter referred to as “Level 1”), 0.70% per annum and (y) if the Borrower’s non-credit enhanced, senior unsecured long-term debt is rated below A2 by Moody’s and below A by Standard & Poor’s Services, a Standard & Poor’s Financial Services LLC business (hereinafter referred to as “Level 2”), 0.80% per annum, in the case of LIBOR advances, and 0.0% per annum, in the case of Base Rate advances.

The Borrower may select interest periods of one, two, three or six months (and, if agreed to by all relevant 364-Day Lenders, nine or twelve months) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type; provided that Base Rate will be deemed to be not less than 100 basis points higher than one-month LIBOR.

During the continuance of an event of default or a payment default, interest will accrue (i) on the principal of any loan at a rate of 200 basis points in excess of the rate otherwise applicable to such loan and (ii) on any other outstanding amount at a rate of 200 basis points in excess of the non-default interest rate then applicable to Base Rate loans under the 364-Day Facility, and will be payable on demand.

Facility Fee:
Commencing on the Closing Date, a fee (the “Facility Fee”) of (x) if the Borrower’s non-credit enhanced, senior unsecured long-term debt is Level I, 0.05% per annum and (y) if the Borrower’s non-credit enhanced, senior unsecured long-term debt is Level 2, 0.075% per annum, (calculated on a 360-day basis) shall be payable on each 364-Day Lender’s commitment amount, regardless of usage (and, if amounts remain outstanding after the commitments have terminated, on such outstanding amounts). The Facility Fee is payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date.

Term Out Premium:
The Borrower will pay a fee (the “Term Out Premium”) of 0.75% of the outstanding principal amount of loans under the 364-Day Facility that are converted into a term loan on the original maturity date of the 364-Day Facility. The Term Out Premium shall be paid on the original maturity date of the 364-Day Facility and will be shared proportionately by the Lenders under the 364-Day Facility.

Calculation of Interest and Fees:
Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Annex I-2

Cost and Yield Protection:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes. The Borrower may at its option replace the commitment of any 364-Day Lender claiming under these provisions.

Maturity:	364 days after the Closing Date, subject to the Term Out Option described below.

Term Out Option:
Provided that (i) no event of default under the 364-Day Facility or incipient default shall have occurred and be then continuing and (ii) all representations and warranties (including without limitation the representation and warranty as to no material adverse change and no material litigation) are true and correct as of the date of conversion, the outstanding principal amount of loans under the 364-Day Facility on such maturity date may, at the Borrower’s election, be converted to a term loan which will be repayable in a single payment 12 months from such maturity date.

Scheduled Amortization:	None.

Optional Prepayments and Commitment Reductions:
The Borrower may prepay the 364-Day Facility (other than Competitive Bid Loans that bear interest at the LIBOR rate) in whole or in part at any time without premium or penalty, subject to reimbursement of the 364-Day Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The unutilized portion of the commitments under the 364-Day Facility may be irrevocably reduced or terminated by the Borrower in whole or in part without penalty.

Conditions Precedent to Closing:	Usual and customary for a transaction of this type, and others deemed appropriate by the 364-Day Lead Arrangers, including (without limitation) those specified in Annex III to the Commitment Letter.

Conditions Precedent to Each Borrowing Under the 364-Day Facility:
Usual and customary for transactions of this type and for borrowers of a similar credit profile, as follows: (i) all of the representations and warranties in the Credit Documentation shall be true and correct as of the date of such extension of credit (with an exception for certain representations and warranties relating to a Material Adverse Effect, litigation, taxes, ERISA matters and environmental matters), and (ii) no event of default under the 364-Day Facility shall have occurred and be continuing, or would result from such extension of credit.

Representations and Warranties:
Usual and customary for transactions of this type and substantially similar to the Existing Credit Agreement, as follows: (i) corporate existence and power; (ii) no contravention; (iii) corporate authorization and binding effect; (iv) financial information; (v) litigation and taxes; (vi) margin regulations; (vii) governmental approvals; (viii) pari passu obligations; (ix) no defaults; (x) full disclosure; (xi) ERISA; (xii) environmental matters; and (xii) tax identification number; in each of the foregoing cases, with such customary exceptions, materiality qualifiers and thresholds as may be agreed upon in the Credit Documentation.

Annex I-3

Covenants:
Usual and customary for transactions of this type and substantially similar to the Existing Credit Agreement , as follows: (i) delivery of financial statements, SEC filings, compliance certificates and other information; (ii) payment of obligations; (iii) insurance; (iv) maintenance of existence; (v) maintenance of properties; (vi) compliance with laws; (vii) mergers, consolidations and sales of assets; (viii) notices of default, material litigation and material changes in accounting or financial reporting practices; (ix) use of facility and proceeds thereunder; (x) limitations on liens and secured debt and, (xi) during any period when the 364-Day Facility is not guaranteed by the Guarantors, limitations on indebtedness held by subsidiaries (with certain exceptions to be provided in the Credit Documentation, to include an allowance for indebtedness for borrowed money of the subsidiaries in an aggregate amount of up to the greater of (1) $1,000,000,000 and (2) 10% of total shareholders’ equity (the above exceptions, generally, the “Priority Debt Basket”; for the avoidance of doubt, the Priority Debt Basket is applicable for the limitations set forth in clauses (x) and (xi) above); provided that, for the avoidance of doubt, after the Closing Date through the payment and satisfaction in full of all obligations under any public notes, the principal amount outstanding under such public notes shall count against the Priority Debt Basket); in each of the foregoing cases, with such customary exceptions, materiality qualifiers and thresholds as may be agreed upon in the Credit Documentation.

The following financial covenant:

Maximum Consolidated Debt to Total Capitalization Ratio: Maintenance as of the end of each fiscal quarter of a maximum Consolidated Debt to Total Capitalization Ratio of 0.65 to 1.00.

Events of Default:
Usual and customary for transactions of this type and substantially similar to the Existing Credit Agreement, as follows: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the Credit Documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect when made or confirmed; (iv) cross-acceleration to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any guaranty agreement under the 364-Day Facility; and (x) change of control; in each of the foregoing cases, with such customary exceptions, materiality qualifiers and thresholds as may be agreed upon in the Credit Documentation.

Assignments and Participations:
Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each 364-Day Lender will be permitted to make assignments to other financial institutions in a minimum amount equal to $5,000,000.

Annex I-4

Consents: The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a 364-Day Lender, an affiliate of a 364-Day Lender or an Approved Fund (as such term shall be defined in the Credit Documentation). The Borrower shall be deemed to have consented to an assignment unless it shall have objected within ten business days after having notice thereof. The consent of the 364-Day Administrative Agent will be required for any assignment to an entity that is not a 364-Day Lender, an affiliate of such Lender or an Approved Fund in respect of such Lender.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the 364-Day Administrative Agent in its sole discretion. Each 364-Day Lender will also have the right, without consent of the Borrower or the 364-Day Administrative Agent, to assign as security all or part of its rights under the Credit Documentation, including to any Federal Reserve Bank.

Waivers and Amendments:
Amendments and waivers of the provisions of the Credit Documentation will require the approval of 364-Day Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the 364-Day Facility (the “Required Lenders”), except that (a) the consent of each 364-Day Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the 364-Day Facility, (ii) the amendment of certain pro rata sharing provisions, and (iii) the amendment of the voting percentages of the Lenders, and (b) the consent of each 364-Day Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

Defaulting Lenders:
The Credit Documentation shall contain defaulting lender provisions reasonably satisfactory to the 364-Day Administrative Agent, the Syndication Agent and the Borrower, including without limitation provisions permitting eliminating defaulting Lenders from voting on certain matters under the 364-Day Facility, excluding defaulting Lenders from determination of required Lender thresholds, permitting the Borrower to set off amounts owed to such defaulting lender against any commitment fees, letter of credit fees or similar payments that may have been made to the defaulting Lender in respect of periods during which such Lender was a defaulting Lender, and providing the Borrower with the option of replacing any defaulting Lender from participation in the 364-Day Facility. A defaulting Lender shall generally include any Lender that (a) has failed to fund any portion of its loans required to be funded by it hereunder within three business days of the date required to be funded by it, (b) has notified the Borrower or the 364-Day Administrative Agent in writing that it does not intend to comply with any of its funding obligations under its credit facilities or has made a public statement to the effect that it does not intend to comply with its funding obligations under its credit facilities generally, (c) has otherwise failed to pay over to the 364-Day Administrative Agent any other amount required to be paid by it hereunder within three business days of the date when due, unless the subject of a good faith dispute, or (d) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a “defaulting lender” solely as a result of the acquisition or maintenance of an ownership interest in such Lender or person controlling such Lender or the exercise of control over a Lender or person controlling such Lender by a governmental authority or instrumentality thereof.

Annex I-5

Indemnification:
The Borrower will indemnify and hold harmless the 364-Day Administrative Agent, the 364-Day Lead Arrangers, each 364-Day Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors (each such person being called an “Indemnitee”) from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the 364-Day Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, willful misconduct or breach in bad faith of such Indemnitee. This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law:	State of New York.

Expenses:
The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all Credit Documentation, including, without limitation, the legal fees and expenses of the 364-Day Administrative Agent’s counsel, regardless of whether or not the 364-Day Facility is closed. The Borrower will also pay the expenses of each 364-Day Lender in connection with the enforcement of any of the Credit Documentation related to the 364-Day Facility.

Counsel to the 364-Day Administrative Agent:	Shearman & Sterling LLP.

Other:
This Summary of Terms and Conditions is intended only as an outline of certain of the material terms of the 364-Day Facility and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions that would be contained in definitive documentation for the 364-Day Facility contemplated hereby, which shall be substantially similar to those set forth in the Existing Credit Agreement. Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Credit Documentation shall include reasonable provisions reflecting the 364-Day Administrative Agent’s current policy concerning market standards, including but not limited to, other provisions regarding defaulting lenders and the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III.

Annex I-6

ANNEX II
SUMMARY OF TERMS AND CONDITIONS
BRIDGE FACILITY
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

Borrower:	Same as the 364-Day Facility.

Guarantors:	Same subsidiaries of the Borrower as the subsidiary guarantors of the 364-Day Facility.

Bridge Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole administrative agent (the “Bridge Administrative Agent”).

Syndication Agent:	An affiliate of Citigroup Global Markets Inc. (the “Syndication Agent”).

Joint Lead Arrangers and Joint Book Managers:
Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Citigroup Global Markets Inc. (“CGMI”) will act as joint lead arrangers and joint book managers (collectively, the “Bridge Lead Arrangers”).

Bridge Lenders:
Bank of America, N.A. or an affiliate thereof (“Bank of America”), an affiliate of CGMI (together with Bank of America, the “Initial Bridge Lenders”) and other financial institutions and institutional lenders selected by the Bridge Lead Arrangers in consultation with the Borrower (the “Bridge Lenders”).

Bridge Loans:
$3,000 million of senior unsecured bridge loans (the “Bridge Loans”), less the aggregate gross proceeds of Notes or any other debt or disqualified equity securities of the Borrower and its Subsidiaries (collectively, “Permanent Securities”) issued after the date hereof and on or prior to the Closing Date. The Bridge Loans will be available to the Borrower in one drawing in connection with the Acquisition.

Security:	None.

Purpose:	The proceeds of the Bridge Loans shall be used (i) to finance in part the Acquisition and (ii) to pay fees and expenses incurred in connection with the Transaction.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to three-month LIBOR plus the Applicable Margin.

“Applicable Margin” shall be the basis points per annum set forth in the table below opposite the applicable rating assigned to the Borrower’s non-credit enhanced, senior unsecured long-term debt and the number of days elapsed after the Closing Date.

Annex II- 1

	Rating	A or A2	A- or A3
	Day 1:	87.5	100.0
	Day 90:	112.5	125.0
	Day 180:	137.5	150.0
	Day 270:	162.5	175.0

During the continuance of an event of default or a payment default, interest will accrue on the principal of the Bridge Loans and on any other outstanding amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Bridge Loans and will be payable on demand.

	All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Duration Fees:
The Borrower shall pay to the Bridge Administrative Agent, for the ratable benefit of the Bridge Lenders, a duration fee on the dates and in the amounts indicated below, calculated on the aggregate principal amount of the Bridge Loans outstanding on such dates:

	Date	(bps)
	90 days after the Closing Date	50.0
	180 days after the Closing Date	75.0
	270 days after the Closing Date	100.0

Cost and Yield Protection:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Maturity:	364 days after the Closing Date.

Amortization:	None.

Optional Prepayments:
The Bridge Loans may be prepaid, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Annex II- 2

Mandatory Prepayments:
The Borrower shall prepay the Bridge Loans without premium or penalty with (a) all net cash proceeds from sales of property and assets of the Borrower or any of its subsidiaries (including sales or issuances of equity interests by subsidiaries of the Borrower but excluding sales of inventory in the ordinary course of business, sales from discontinued operations and any other net cash proceeds from sales up to $250,000,000 in the aggregate), (b) all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries other than certain debt permitted under the Credit Documentation, and (c) all net cash proceeds from any issuance of equity interest by, or equity contribution to, the Borrower, subject to exceptions to be agreed.

Conditions Precedent:
Usual and customary for a transaction of this type, and others deemed appropriate by the Bridge Lead Arranger, including (without limitation) the conditions specified in Annex III to the Commitment Letter.

Covenants:
Based on the covenants for the 364-Day Facility, subject to cushions in respect of baskets and thresholds at levels to be determined, a covenant to comply with the Joint Fee Letter and a covenant for the Borrower to use its best efforts to refinance the Bridge Facility with the proceeds of the Permanent Securities as promptly as practicable following the Closing Date.

Representations and Warranties, Events of Default, Waivers and Consents:	Same as the 364-Day Facility; provided, that the cross-acceleration event of default shall not allow for corrective action or require a notice to be delivered by the Administrative Agent.

Assignments and Participations:
Each Bridge Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by the Bridge Administrative Agent, which approval shall not be unreasonably withheld or delayed. Each Bridge Lender will also have the right, without any consent, to assign as security all or part of its rights under the Credit Documentation, including to any Federal Reserve Bank. Bridge Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Bridge Administrative Agent in its sole discretion.

Annex II- 3

If an Initial Bridge Lender makes an assignment of Bridge Loans at a price less than par, the assignment agreement may provide that, upon any repayment or prepayment of such Bridge Loans with the proceeds of an issuance of securities of the Borrower or any of its subsidiaries in which such Initial Bridge Lender or an affiliate thereof acted as underwriter or initial purchaser (an “Applicable Offering”), (i) the Borrower shall pay the holder of such Bridge Loans the price set forth in the assignment agreement as the price (which may be the price at which such Initial Bridge Lender assigned such Bridge Loans but in any event may not be greater than par) at which the holder of such Bridge Loans will be repaid by the Borrower with the proceeds of an Applicable Offering (the “Agreed Price”) and (ii) the Borrower shall pay such Initial Bridge Lender the difference between par and the Agreed Price. Such payments by the Borrower shall be in full satisfaction of such Bridge Loans in the case of a repayment or prepayment with proceeds of an Applicable Offering. For the avoidance of doubt, the provisions of this paragraph do not apply to any repayments or prepayments other than with proceeds of an Applicable Offering.

Governing Law:	New York.

Indemnification and Expenses:	Same as the 364-Day Facility.

Counsel to Bridge Lead Arrangers:	Shearman & Sterling LLP.

Annex II- 4

ANNEX III
CONDITIONS PRECEDENT TO CLOSING
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.
The initial extensions of credit under the 364-Day Facility and the funding of the Bridge Loans under the Bridge Facility will be subject to satisfaction of the following conditions precedent:
(i)    The offer to purchase Company Stock, any agreement with the majority shareholder of the Acquired Business and such other agreements, instruments and documents relating to the Transaction shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to (including any change in the purchase price) in any manner materially adverse to the interest of the Lenders without the prior written consent of the Lead Arrangers. The Lead Arrangers acknowledge and agree that the copy of the Acquisition Agreement and the Support Agreement (as defined on Exhibit A) delivered to the Lead Arrangers on November 9, 2012 at 12:30 P.M. have been reviewed by and are satisfactory to the Lead Arrangers. The Specified Representations shall be true and correct in all material respects. The Special Committee of the Board of Directors of the Acquired Business shall have approved the Tender Offer and the merger of the Acquired Business with and into a subsidiary of the Borrower and recommended that its shareholders tender their capital stock of the Acquired Business pursuant to the Tender Offer, and such recommendation shall not have been withdrawn or qualified. The Tender Offer shall have been, or shall concurrently with the funding of the Bridge Facility be, consummated in accordance with the terms of the offer to purchase, and the Borrower shall have acquired not less than the Minimum Tender Condition (as defined in Annex A to the Merger Agreement).
(ii)    There has been no change, occurrence or development since April 1, 2012, that (A) either individually or in the aggregate, could reasonably be expected to (1) adversely affect the ability of the Borrower to perform its obligations under the applicable Credit Documentation or (2) adversely affect the rights and remedies of the Lenders under the applicable Credit Documentation or (B) purports to adversely affect the Facilities (collectively, a “Material Adverse Effect”).
(iii)    The Lenders under each Facility shall have received satisfactory opinions of counsel to the Borrower (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for such Facility) and of appropriate local counsel and such corporate resolutions, certificates and other closing documents as such Lenders shall reasonably require.
(iv)    The Lead Arrangers and the Lenders shall have received, if required by the rules and regulations of the Securities and Exchange Commission in connection with the Acquisition, pro forma balance sheet and related statement of operations of the Borrower for fiscal year ended April 1, 2012 and for the latest four-quarter period ending with the latest fiscal quarter covered by the Quarterly Financial Statements in each case after giving effect to the Transaction (the “Pro Forma Financial Statements”), promptly after the historical financial statements for such periods are available, all of which financial statements shall meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and

Annex III-1

Exchange Commission promulgated thereunder applicable to a registration statement under the Securities Act on Form S-1.
(v)     All fees due to the Administrative Agents, the Lead Arrangers and the Lenders shall have been paid, and all expenses to be paid or reimbursed to the Administrative Agents and the Lead Arrangers that have been invoiced a reasonable period of time prior to the Closing Date shall have been paid, in each case, from the proceeds of the initial funding under the applicable Facilities.
(vi)    Solely with respect to the 364-Day Facility, the 364-Day Administrative Agent shall have received satisfactory evidence of receipt by the Borrower of not less than $2,500 million cash proceeds from the advance of the Bridge Loans or the Notes.
(vii)    The Borrower shall have provided the documentation and other information to the Administrative Agents that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least five business days prior to the Closing Date.
(viii)    Receipt of all governmental consents and approvals necessary in connection with the Transaction and expiration of all applicable waiting periods (including, without limitation, the expiration or termination of the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) without any action being taken by any authority to restrain or prevent the Transaction, and no law or regulation shall be applicable that could reasonably be expected to have a Material Adverse Effect. All loans made by the Lenders to the Borrower or any of its affiliates shall be in full compliance with the Federal Reserve’s regulations.

Annex III-2

Exhibit A
Project Pinot
Transaction Description

Capitalized terms used but not defined in this Exhibit A have the meanings set forth in the Commitment Letter to which this Exhibit A is attached.

The Acquisition is proposed to be consummated pursuant to the Agreement and Plan of Merger, dated as of November 9, 2012, by and among Borrower, a wholly owned direct or indirect subsidiary of Borrower, and the Acquired Business (as the same may be amended, waived, supplemented or otherwise modified from time to time, the “Acquisition Agreement”) by (a) an offer (the “Tender Offer”) by Borrower or a wholly owned direct or indirect subsidiary of Borrower (“BidCo”) to acquire all issued and outstanding shares of common stock, $.01 par value per share, of the Acquired Business (the “Shares”), which offer shall be conditioned upon Shares being tendered, together with the Shares then owned by Borrower and its subsidiaries, representing at least (i) a majority of the issued and outstanding Shares (calculated on a fully diluted basis) as of the date such Shares are accepted for payment pursuant to the Tender Offer, and (ii) a majority of the issued and outstanding Shares, excluding Shares owned by the Principal Stockholders (as defined in the Acquisition Agreement), their affiliated Combined Master Retirement Trust, and the officers, directors and employees of the Acquired Business, followed as soon as practicable by (b) a merger (the “Back-End Merger”) of BidCo into the Acquired Business, with the Acquired Business continuing as the surviving entity in the Back- End Merger.

Pursuant to the Support Agreement, dated as of November 9, 2012 (the “Support Agreement”), certain shareholders of the Acquired Business have agreed with the Borrower, subject to the terms and conditions of the Support Agreement, to tender their shares of common stock of the Acquired Business into the Tender Offer.

Borrower will pay fees, costs and expenses in connection with the Acquisition, and finance a portion thereof, with the 364-Day Facility and the Notes or the Bridge Facility, all as defined in the Commitment Letter.

72696651.1 0062232-00013